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                                                                   Exhibit 10(z)

April 23, 2003


Mr. Gerald G. Nadig
24354 Grandview Drive
Barrington, IL 60010

Re: Change In Status/Separation Agreement and General Release

Dear Gerry:

The purpose of this letter agreement (the "Agreement") is to confirm our mutual understanding and agreement regarding your change in status and subsequent separation of employment from Material Sciences Corporation ("MSC"). Please read this Agreement very carefully. It includes a general release of all possible claims related to your employment by MSC, including the termination of your employment.

Change in Status/Termination of Employment

Effective April 17, 2003 (your separation date), you have resigned from your position as Chairman, President and Chief Executive Officer of MSC and all subsidiary companies, as well as a board member of MSC.

Salary Continuation

For the period commencing on April 17, 2003 and ending on April 15, 2005 ("Salary Continuation Period"), you shall receive your current salary of $43,091.66 per month.

Health Insurance

Beginning May 1, 2003 and continuing until October 31, 2003, you and your eligible family members will be maintained on the medical, dental and vision benefits you have previously selected. The Company will pay for its portion of the monthly premium. You will be responsible for the normal employee portion. Also, under the Company's COBRA policy, you and your eligible family members can elect continued health insurance (medical, dental and vision) for up to 18 months beginning November 1, 2003. (A COBRA letter will follow and provide you with details.) The Company will pay its portion of the COBRA premium for coverage for you for a period of eighteen (18) months ending April 30, 2005.

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Gerald G. Nadig
Page Two

If you decide not to continue your health insurance coverage during the COBRA period, then this benefit will be canceled. Also, your acceptance of other employment and coverage under your new employer's medical plans, during the COBRA period, will result in your no longer being eligible for continued medical coverage under COBRA.

Supplemental Pension Plan

You are fully vested under the Company's 1984 Supplemental Pension Plan. You are eligible to retire under this plan as early as June 1, 2005. You are required to apply to the Company to activate this benefit.

Other Employee Benefits

From and after April 17, 2003, except as otherwise expressly provided herein, you shall cease to be eligible for and to participate in any employee benefit plans, perquisites or other similar arrangements of MSC including, but not limited to, any Life Insurance Plans, Short and Long Term Disability Plans, Savings and Investment Plans and the MSC Retirement Plan.

For purposes of the MSC Retirement Plan, you shall not be eligible to receive a contribution for calendar year 2003. Regarding the Savings and Investment Plan
(401k), you may withdraw your funds at any time within the provisions of the Plan.

Long-Term Incentive (LTI), Stock and Stock Option Plans

MSC shall take the following actions, which have been approved by the Compensation and Organization Committee and the MSC Board of Directors, with respect to the specific awards of stock options, stock and cash made to you under the 1992 Omnibus Stock Awards Plan for Key Employees (the "1992 Plan") and listed below:

     1993 Restricted Stock/Stock Option Awards Agreement Dated September 22, 1993. Under this Agreement (the "1993 Agreement"), you were granted an option (the "Option") to purchase up to 16,983 shares of common stock (the "Non-Qualified Option Shares") and up to 7,017 shares of common stock (the "Incentive Option Shares") at an exercise price of $14.25 per share. The Option is fully vested. MSC agrees to extend the date by which you must exercise the Option from July 16, 2003 (90 days after the Separation Date) to the Plan expiration date of September 22, 2003. Other than as specifically set forth herein, the Option shall be subject to the terms and conditions contained in the 1992 Plan and the 1993 Agreement.

     Non-Qualified Stock Option Agreement Dated March 1, 1995. Under this Agreement (the "1995 Agreement"), you were granted an option (the "Option") to purchase up to 27,600 shares of common stock (the "Option Shares") at an exercise price of $16.25 per share. The Option is fully vested. MSC agrees to extend the date by which you must exercise the Option from July 16, 2003 (90 days after the Separation Date) to October 17, 2003. Other than as specifically set forth herein, the Option shall be subject to the terms and conditions contained in the 1992 Plan and the 1995 Agreement.

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Gerald G. Nadig
Page Three

     Non-Qualified Stock Option Agreement Dated March 1, 1996. Under this Agreement (the "1996 Agreement"), you were granted an option (the "Option") to purchase up to 27,600 shares of common stock (the "Option Shares") at an exercise price of $14.50 per share. The Option is fully vested. MSC agrees to extend the date by which you must exercise the Option from July 16, 2003 (90 days after the Separation Date) to October 17, 2003. Other than as specifically set forth herein, the Option shall be subject to the terms and conditions contained in the 1992 Plan and the 1996 Agreement.

     Non-Qualified Stock Option Agreement Dated March 1, 1997. Under this Agreement (the "1997 Agreement"), you were granted an option (the "Option") to purchase up to 40,000 shares of common stock (the "Option Shares") at an exercise price of $16.375 per share. The Option is fully vested. MSC agrees to extend the date by which you must exercise the Option from July 16, 2003 (90 days after the Separation Date) to October 17, 2003. Other than as specifically set forth herein, the Option shall be subject to the terms and conditions contained in the 1992 Plan and the 1997 Agreement.

     2001 Restricted Stock Award and Long Term Cash Award Agreement. Under this Agreement (the "2001 Agreement"), you were granted 86,800 shares of restricted common stock (the "Restricted Shares") and a cash award of $406,400 (the "Long Term Cash Award"). MSC agrees to accelerate the date on which you shall become fully vested in the Restricted Shares and the Long Term Cash Award from March 1, 2004 to April 17, 2003. Other than as specifically set forth herein, the Restricted Shares and Long Term Cash Award shall be subject to the terms and conditions contained in the 1992 Plan and the 2001 Agreement.

     Non-Qualified Stock Option Agreement Dated March 1, 2002. Under this Agreement (the "2002 Agreement"), you were granted an option (the "Option") to purchase up to 330,030 shares of common stock (the "Option Shares") at an exercise price of $10.00 per share. The Option is vested on a pro-rata basis and 110,010 (12/36ths) fully vested on March 1, 2003. Under the 2002 Agreement, 18,335 shares (2/36ths) will be vested effective April 17, 2003. MSC agrees to extend the date by which you must exercise the Option from July 16, 2003 (90 days after the Separation Date) to October 17, 2003. Other than as specifically set forth herein, the Option shall be subject to the terms and conditions contained in the 1992 Plan and the 2002 Agreement.

Long-Term Care

Your long-term care premium has been paid for the month of April. You will need to take over that payment directly with the carrier, Trans America, if you wish to continue this benefit. You may also want to continue the benefit for your spouse, Nancy. Papers to make this conversion for direct payment will be forwarded to you from the carrier.

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Gerald G. Nadig
Page Four

Vacation

You shall continue to accrue vacation under MSC's vacation policy until April 17, 2003. You shall not earn or accrue any additional vacation after this date. You will be paid for all earned but unused and accrued vacation on May 16, 2003.

Outplacement Assistance

Effective April 17, 2003, MSC will make outplacement assistance available to you, at the full executive level, from the John Joseph Group for a period of up to 24 months.

Automobile Allowance

During the Salary Continuation Period, you will continue to receive your monthly automobile allowance of $1,000.

Executive Financial Planning Assistance

The Company will provide you with up to $2,500 for expenses incurred in preparing taxes and estate financial planning for calendar year 2003.

Country Club Membership

The Company will reimburse you for your yearly Biltmore Country Club membership dues for calendar year 2004. The benefit excludes all special assessments or other charges.

Taxes

Please note that for any compensation, including but not limited to, salary continuation, automobile allowance, distribution of shares, cash or cash investment, applicable taxes and/or authorized deductions will be withheld by the Company.

General Release

In consideration of the promises of MSC described in this Agreement, the receipt and sufficiency of which are hereby acknowledged, you, of your own free will, hereby voluntarily covenant not to sue and to release and forever discharge MSC and where applicable, its predecessors, successors, assigns, parent corporations, affiliates, officers, directors, shareholders, agents and attorneys, past and present, of and from any and all actions or causes of action, suits, claims, debts, charges, complaints, contracts, (whether oral or written, express or implied from any source) and promises whatsoever, in law or equity, which you, your heirs, executors, administrators, successors and assigns (referred to collectively through this Agreement as "you") may now have against MSC for, upon, or by reason of any matter, cause or thing whatsoever, including but not limited to any and all matters arising out of your employment by MSC, its affiliated companies, or both, and the cessation of said employment, and including but not limited to any alleged violation of Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act, the National Labor Relations Act, the Fair Labor Standards Act, the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, and any other federal, state or local civil, labor, wage-hour or human rights law, or any other alleged violation of any federal, state or local law,

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Gerald G. Nadig
Page Five

regulation or ordinance, and/or public policy, contract or tort or common-law having any bearing whatsoever on the terms and conditions and/or cessation of your employment with MSC which you ever had, now have, or shall have as of the date of this Agreement. This Agreement shall not be construed to waive any rights or claims that you may have under the Age Discrimination and Employment Act of 1967 which may arise after the date that you sign this Agreement. You expressly acknowledge and agree that the release referred to in this paragraph is an essential and material term of this Agreement and, without such provisions, MSC would not have entered into this Agreement. The release as set forth herein shall not be applicable to any claims you may have against the Company for the Company's failure to perform in accordance with this Agreement.

Confidentiality

You agree that the terms and provisions of this Agreement have been and shall continue to remain confidential and shall not be revealed by you to any other person other than your attorney, accountant, members of your immediate family, and federal and state taxing authorities.

Non-disparagement

You agree not to disrupt, disparage, damage, impair, or otherwise interfere with the business of MSC, or its relationships with its employees, customers, agents, representatives or vendors. In return, MSC will not disrupt, disparage, impair, or otherwise interfere with the reputation and integrity of yourself.

Change in Control Agreement

You acknowledge and agree that, effective April 17, 2003, that certain Change in Control Agreement you entered into with MSC dated June 30, 2001 shall become null and void and shall have no further force or effect. MSC also acknowledges that the non-compete clause of the Change In Control Agreement is also null and void effective today.

Technology Agreement

You expressly acknowledge and agree that, notwithstanding any provision or statement to the contrary contained in this Agreement, that certain Technology Agreement you entered into with MSC dated June 20, 1990, a copy of which is attached, shall remain in full force and effect according to its terms and shall continue to be binding upon you. Please pay special note to paragraph #3, "Confidential Information" and paragraph #9, "Non-Compete".

Voluntary and Knowledgeable Act

You acknowledge that you have read this Change in Status/Separation Agreement and General Release, that MSC has advised you to review it with an attorney, and that you execute this Agreement of your own free will and with full knowledge of its meaning and consequences. You acknowledge and agree that you have been given twenty-one (21) days from today within which to consider and sign this Agreement. You further understand that you have seven (7) days following your signing of this Agreement to revoke this Agreement and that the Agreement shall not become effective or enforceable until the expiration of said seven (7) day period.

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Gerald G. Nadig
Page Six

Entire Agreement

This Agreement constitutes the entire Agreement between MSC and you with regard to the matters described herein, and shall not be modified or amended in any manner except by a supplemental written agreement jointly executed by the parties. Notwithstanding the foregoing, you acknowledge and agree that, to the extent you have entered into an Agreement to Arbitrate Employment Disputes ("Arbitration Agreement") with MSC, such Arbitration Agreement shall remain in full force and effect and shall continue to be binding upon you with respect to any matters arising under this Agreement.

Gerry, if you have any questions, or wish to discuss these terms any further, please contact me. Again, you will have twenty-one (21) days from this date to acknowledge your agreement with the terms of this letter by signing your name and filling in the date where indicated below. If you do not revoke your acceptance of this Agreement within seven (7) days after you sign it, it will become effecting and binding.

Sincerely,




/s/ Michael J. Callahan
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Michael J. Callahan
President and Chief Executive Officer



Acknowledged and Accepted:



/s/ Gerald G. Nadig
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Gerald G. Nadig

4/28/03
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Date